United States

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

October 28, 2019

Date of Report (Date of earliest event reported)

Wealthbridge Acquisition Limited

(Exact Name of Registrant as Specified in its Charter)

British Virgin Islands	001-38799	n/a
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Flat A, 6/F, Block A Tonnochy Towers No. 272 Jaffe Road Wanchai, Hong Kong	n/a
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (86) 186-0217-2929

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Units, each consisting of one Ordinary Share, no par value, one Redeemable Warrant to acquire one-half of one Ordinary Share, and one Right to acquire one-tenth (1/10) of an Ordinary Share	HHHHU	NASDAQ Capital Market
Ordinary Shares	HHHH	NASDAQ Capital Market
Warrants	HHHHW	NASDAQ Capital Market
Rights	HHHHR	NASDAQ Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

IMPORTANT NOTICES

Important Notice Regarding Forward-Looking Statements

This Current Report on Form 8-K contains certain “forward-looking statements” within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, both as amended. Statements that are not historical facts, including statements about the pending transaction between Wealthbridge Acquisition Limited (“Wealthbridge”), Lavacano Holdings Limited (“Lavacano”), WBY Entertainment Holdings Ltd. (“WBY,” together with Lavacano, the “Sellers”, and each “Sellers”), and Scienjoy Inc. (“Scienjoy”) and the transactions contemplated thereby, and the parties’ perspectives and expectations, are forward-looking statements. Such statements include, but are not limited to, statements regarding the proposed transaction, including the anticipated initial enterprise value and post-closing equity value, the benefits of the proposed transaction, integration plans, expected synergies and revenue opportunities, anticipated future financial and operating performance and results, including estimates for growth, the expected management and governance of the combined company, and the expected timing of the transactions. The words “expect,” “believe,” “estimate,” “intend,” “plan” and similar expressions indicate forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to various risks and uncertainties, assumptions (including assumptions about general economic, market, industry and operational factors), known or unknown, which could cause the actual results to vary materially from those indicated or anticipated.

Such risks and uncertainties include, but are not limited to: (i) risks related to the expected timing and likelihood of completion of the pending transaction, including the risk that the transaction may not close due to one or more closing conditions to the transaction not being satisfied or waived, such as regulatory approvals not being obtained, on a timely basis or otherwise, or that a governmental entity prohibited, delayed or refused to grant approval for the consummation of the transaction or required certain conditions, limitations or restrictions in connection with such approvals; (ii) risks related to the ability of Wealthbridge and Scienjoy to successfully integrate the businesses; (iii) the occurrence of any event, change or other circumstances that could give rise to the termination of the applicable transaction agreements; (iv) the risk that there may be a material adverse change with respect to the financial position, performance, operations or prospects of Scienjoy or Wealthbridge; (v) risks related to disruption of management time from ongoing business operations due to the proposed transaction; (vi) the risk that any announcements relating to the proposed transaction could have adverse effects on the market price of Wealthbridge’s ordinary shares; (vii) the risk that the proposed transaction and its announcement could have an adverse effect on the ability of Scienjoy and Wealthbridge to retain customers and retain and hire key personnel and maintain relationships with their suppliers and customers and on their operating results and businesses generally; (viii) the risk that the combined company may be unable to achieve cost-cutting synergies or it may take longer than expected to achieve those synergies; and (ix) risks associated with the financing of the proposed transaction. A further list and description of risks and uncertainties can be found in Wealthbridge’s Annual Report on Form 10-K for the fiscal year ending December 31, 2018 filed with the SEC, in Wealthbridge’s quarterly reports on Form 10-Q filed with the SEC subsequent thereto and in the proxy statement on Schedule 14A that will be filed with the SEC by Wealthbridge in connection with the proposed transaction, and other documents that the parties may file or furnish with the SEC, which you are encouraged to read. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated or anticipated by such forward-looking statements. Accordingly, you are cautioned not to place undue reliance on these forward-looking statements. Forward-looking statements relate only to the date they were made, and Wealthbridge, Sellers, Scienjoy, and their subsidiaries undertake no obligation to update forward-looking statements to reflect events or circumstances after the date they were made except as required by law or applicable regulation.

Additional Information and Where to Find It

In connection with the transaction described herein, Wealthbridge will file relevant materials with the Securities and Exchange Commission (the “SEC”), including a proxy statement on Schedule 14A. Promptly after filing its definitive proxy statement with the SEC, Wealthbridge will mail the definitive proxy statement and a proxy card to each stockholder entitled to vote at the special meeting relating to the transaction. INVESTORS AND SECURITY HOLDERS OF WEALTHBRIDGE ARE URGED TO READ THESE MATERIALS (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS IN CONNECTION WITH THE TRANSACTION THAT WEALTHBRIDGE WILL FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT WEALTHBRIDGE, SCIENJOY AND THE TRANSACTION. The preliminary proxy statement, the definitive proxy statement and other relevant materials in connection with the transaction (when they become available), and any other documents filed by Wealthbridge with the SEC, may be obtained free of charge at the SEC’s website (www.sec.gov) or by writing to Wealthbridge at Flat A, 6/F, Block A, Tonnochy Towers, No. 272 Jaffe Road, Wanchai, Hong Kong.

Participants in Solicitation

Wealthbridge, Scienjoy, Sellers, and their respective directors, executive officers and employees and other persons may be deemed to be participants in the solicitation of proxies from the holders of Wealthbridge ordinary shares in respect of the proposed transaction. Information about Wealthbridge’s directors and executive officers and their ownership of Wealthbridge’s ordinary shares is set forth in Wealthbridge’s Annual Report on Form 10-K for the year ended December 31, 2018 filed with the SEC. Other information regarding the interests of the participants in the proxy solicitation will be included in the proxy statement pertaining to the proposed transaction when it becomes available. These documents can be obtained free of charge from the sources indicated above.

Item 1.01 Entry into a Material definitive Agreement.

On October 28, 2019, Wealthbridge Acquisition Limited (“Wealthbridge”) entered into a share exchange agreement (the “Share Exchange Agreement” or the “Agreement”) with Lavacano Holdings Limited (“Lavacano”), WBY Entertainment Holdings Ltd. (“WBY,” together with Lavacano, the “Sellers”, and each “Sellers”), and Scienjoy Inc. (“Scienjoy”) pursuant to which Wealthbridge will acquire all of the outstanding equity interests of Scienjoy (the “Acquisition”) from the Sellers.

Business Combination with Scienjoy; Acquisition Consideration

Upon the closing of the transactions contemplated in the Share Exchange Agreement, Wealthbridge will acquire 100% of the issued and outstanding securities of Scienjoy, in exchange for approximately 16.4 million ordinary shares of Wealthbridge, among which 1.64 million ordinary shares of Wealthbridge are to be issued and held in escrow to satisfy any indemnification obligations of the Sellers. Additionally, the Sellers may be entitled to receive earnout shares as follows: (1) if Scienjoy’s net income before tax for the year ended December 31, 2019 is greater than or equal to either US$20,900,000 or RMB 140,000,000 the Sellers will be entitled to receive 3,000,000 ordinary shares of Wealthbridge (subject to the reclassification of the ordinary shares of Wealthbridge as described in more details under Section “Voting Agreement” below); (2) if Scienjoy’s net income before tax for the year ended December 31, 2020 is greater than or equal to either US$28,300,000 or RMB 190,000,000, the Sellers will be entitled to receive 3,000,000 ordinary shares of Wealthbridge (subject to the reclassification of the ordinary shares of Wealthbridge as described in more details under Section “Voting Agreement” below); and (3) if Scienjoy’s net income before tax for the year ended December 31, 2021 is greater than or equal to either US$35,000,000 or RMB 235,000,000, the Sellers will be entitled to receive 3,000,000 ordinary shares of Wealthbridge (subject to the reclassification of the ordinary shares of Wealthbridge as described in more details under Section “Voting Agreement” below).

Notwithstanding the net income before tax achieved by the post-transaction company for any period, the Sellers will receive (i) 3,000,000 earnout shares if the stock price of Wealthbridge is higher than $15.00 for any sixty days in any period of ninety consecutive trading days during an twelve month period following the closing; (ii) 3,000,000 earnout shares if the stock price of Wealthbridge is higher than $20,00 for any sixty days in any period of ninety consecutive trading days between the 13th month and 24th month following the Closing, and (iii) 3,000,000 earnout shares if the stock price of Wealthbridge is higher than $25,00 for any sixty days in any period of ninety consecutive trading between the 13th month and 24th month following the Closing.

Representations and Warranties

In the Share Exchange Agreement, Scienjoy makes certain representations and warranties (with certain exceptions set forth in the disclosure schedule to the Agreement) relating to, among other things: (a) proper corporate organization of Scienjoy and its subsidiaries and other companies in which it is a minority shareholder and similar corporate matters; (b) authorization, execution, delivery and enforceability of the Agreement and other transaction documents; (c) absence of conflicts; (d) capital structure and title to units; (e) accuracy of charter documents and corporate records; (f) required consents and approvals; (g) financial information; (h) absence of certain changes or events; (i) title to assets and properties; (j) material contracts; (k) insurance; (l) licenses and permits; (m) compliance with laws, including those relating to foreign corrupt practices and money laundering; (n) ownership of intellectual property; (o) customers and suppliers; (p) employment and labor matters; (q) taxes and audits; (r) environmental matters; (s) brokers and finders; (t) that Scienjoy is not an investment company; and (u) other customary representations and warranties.

In the Share Exchange Agreement, Wealthbridge makes certain representations and warranties relating to, among other things: (a) proper corporate organization and similar corporate matters; (b) authorization, execution, delivery and enforceability of the Agreement and other transaction documents; (c) litigation; (d) brokers and finders; (e) capital structure; (f) validity of share issuance; (g) minimum trust fund amount; and (h) validity of Nasdaq Stock Market listing; (i) SEC filing requirements; (j) certain business practices; (k) compliance with laws, including those relating to foreign corrupt practices and money laundering.

Conduct Prior to Closing; Covenants

Each of Scienjoy and Wealthbridge has agreed to operate the business in the ordinary course, consistent with past practices, prior to the closing of the Acquisition (with certain exceptions) and not to take certain specified actions without the prior written consent of the other party.

The Agreement also contains covenants providing for:

●	Each party providing access to their books and records and providing information relating to their respective business to the other party, its counsel and other representatives;

●	Scienjoy delivering the financial statements required by Wealthbridge to make applicable filings with the SEC;

●	Cooperation in making certain filings with the SEC; and

●	Scienjoy’s agreement to pay certain amounts to extend the time Wealthbridge has to complete a business combination under certain circumstances and if necessary.

Conditions to Closing

General Conditions

Consummation of the Share Exchange Agreement and the Acquisition is conditioned on, among other things, (i) the absence of any order, stay, judgment or decree by any government agency making the Acquisition illegal or otherwise preventing the Acquisition; (ii) Wealthbridge receiving approval from its shareholders to the Acquisition, and (iii) Wealthbridge remaining its listing on Nasdaq and the additional listing application for the closing payment shares being approved by Nasdaq.

Scienjoy and the Sellers’s Conditions to Closing

The obligations of the Sellers and Scienjoy to consummate the transactions contemplated by the Share Exchange Agreement, in addition to the conditions described above, are conditioned upon each of the following, among other things:

●	Wealthbridge complying with all of its obligations under the Share Exchange Agreement;

●	the representations and warranties of Wealthbridge being true on and as of the closing date;

●	Wealthbridge filing with the BVI Registrar of Corporate Affairs the Second Amended and Restated Memorandum and Articles of Association of Wealthbridge in the form included in the Proxy Statement and approved at the Special Meeting; and

●	there having been no material adverse effect to Wealthbridge.

Wealthbridge’s Conditions to Closing

The obligations of Wealthbridge to consummate the transactions contemplated by the Share Exchange Agreement, in addition to the conditions described above in the first paragraph of this section, are conditioned upon each of the following, among other things:

●	Scienjoy complying with all of its obligations under the Share Exchange Agreement;

●	the representations and warranties of Scienjoy being true on and as of the closing date of the acquisition and Scienjoy complying with all required covenants in the Share Exchange Agreement;

●	there having been no material adverse effect to Scienjoy’s business; and

●	Wealthbridge receiving a legal opinion from Scienjoy’s counsel in the PRC and Cayman Islands.

Termination

The Share Exchange Agreement may be terminated and/or abandoned at any time prior to the closing, whether before or after approval of the proposals being presented to Wealthbridge’s shareholders, by:

●	Wealthbridge, if the audited financial statements for the years ended December 31, 2018, 2017 and 2016 have not been delivered by March 15, 2020;

●	either Wealthbridge or Scienjoy, if the closing has not occurred by May 8, 2020 and the first extension has been obtained, provided that the right to terminate the Agreement shall not be available to any party who is in a material breach of the Agreement and such breach shall have been the cause of, or shall have resulted in, the failure of the Closing to occur on or prior to May 8, 2020;

●	either Wealthbridge or Scienjoy, if the closing has not occurred by August 8, 2020 and the second extension has been obtained, provided that, the right to terminate the Agreement shall not be available to any party who is in a material breach of the Agreement and such breach shall have been the cause of, or shall have resulted in, the failure of the Closing to occur on or prior to August 8, 2020;

●	either Wealthbridge or Scienjoy if the closing has not occurred by September 30, 2020;

●	either Wealthbridge or Scienjoy if the proxy statement with respect to the transactions under the Agreement has not been filed with the SEC by March 31, 2020;

●	Wealthbridge, if Scienjoy has materially breached any representation, warranty, agreement or covenant contained in the Agreement and such breach has not been cured by the earlier of September 30, 2020 and fifteen (15) days following the receipt by Scienjoy a notice describing such breach; or

●	Scienjoy, if Wealthbridge has materially breached any representation, warranty, agreement or covenant contained in the Agreement and such breach has not been cured by the earlier of September 30, 2020 and fifteen (15) days following the receipt by Wealthbridge a notice describing such breach.

Indemnification

Until the one year anniversary of the date of the Agreement, Scienjoy and Sellers agreed to indemnify Wealthbridge and its affiliates from any damages arising from any breach, inaccuracy or nonfulfillment or the alleged breach, inaccuracy or nonfulfillment of any of the representations, warranties and covenants of Scienjoy and the Sellers contained in the Agreement or any of the additional agreements or any certificate or other writing delivered pursuant to the Agreement. The indemnification applies only to amounts (in aggregate) in excess of $50,000, and the indemnification obligations are capped at the value of 1,640,000 shares that are being held in escrow. Such indemnification can only be satisfied with the cancellation of Wealthbridge ordinary shares.

The foregoing summary of the Share Exchange Agreement does not purport to be complete and is qualified in its entirety by reference to the actual agreement, which is filed as Exhibit 2.1 hereto.

In addition to the Share Exchange agreement, the following agreements will be entered into in connection with the closing of the business combination.

Escrow Agreement

In connection with the Acquisition, Wealthbridge, the Sellers and an escrow agent will enter into an Escrow Agreement pursuant to which Wealthbridge will deposit 1,640,000 of its ordinary shares, representing 10% of the aggregate amount of shares to be issued to the Sellers pursuant to the Acquisition, to secure the indemnification obligations of the Sellers as contemplated by the Share Exchange Agreement.

Registration Rights Agreement

In connection with the Acquisition, Wealthbridge and the Sellers will enter into a Registration Rights Agreement to provide for the registration of the ordinary shares being issued to the Sellers in connection with the Acquisition. The Sellers will be entitled to (i) make a written demand for registration under the Securities Act of all or part of the their closing payment shares (up to a maximum of two demands in total), and (ii)“piggy-back” registration rights with respect to registration statements filed following the consummation of the Acquisition. Wealthbridge will bear the expenses incurred in connection with the filing of any such registration statements.

Voting Agreement

In connection with the Acquisition, Wealthbridge, Oriental Holdings Limited (Wealthbridge’s sponsor) and the Sellers will enter into a six year Voting Agreement, which will provide that, (i) after the closing of the Acquisition and as promptly as practicable following the determination that the combined company qualifies as a Foreign Private Issuer, each voting party agrees to vote to reclassify the Wealthbridge ordinary shares into class A and class B ordinary shares and convert a certain amount of class A ordinary shares to class B ordinary shares, as described in Section 9.8 of the Agreement; and (ii) the Sellers will have the right to designate five (5) persons that the parties to the Voting Agreement must vote in favor of in connection with an election of directors and Oriental Holdings Limited will have the right to designate two (2) directors that the parties to the Voting Agreement must vote in favor of in connection with an election of directors.

Lock-Up Agreements

In connection with the Acquisition, Wealthbridge will enter into a Lock-Up Agreement with each Seller with respect to certain lock-up arrangements, which will provide that each Seller will not, within 365 calendar days from the Closing of the Acquisition, offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any of the shares issued in connection with the Acquisition, enter into a transaction that would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of such shares, whether any of these transactions are to be settled by delivery of any such shares, in cash, or otherwise. However, the Sellers will be allowed to transfer any of the lock-up shares (other than the escrow shares while they are held in the escrow account) under the situations specified in the Lock-Up Agreement.

Item 9.01. Financial Statements and Exhibits.

Exhibit No.	Description
2.1*	Share Exchange Agreement dated October 28, 2019
99.1	Press Release dated November 1, 2019

*Schedules and exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The registrant hereby undertakes to furnish copies of any of the omitted schedules and exhibits upon request by the U.S. Securities and Exchange Commission.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: November 1, 2019

WEALTHBRIDGE ACQUISITION LIMITED

By:	/s/ Yongsheng Liu
Name:	Yongsheng Liu
Title:	Chief Executive Officer